UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IPIX CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	52-2213841
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

12120 SUNSET HILLS ROAD, SUITE 410
RESTON, VIRGINIA 20190
Telephone: (703) 674-4100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CHARLES A. CREW
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
IPIX CORPORATION
12120 SUNSET HILLS ROAD, SUITE 410
RESTON, VIRGINIA 20190
Telephone: (703) 674-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert W. Ericson, Esq.
Winston & Strawn LLP
200 Park Avenue
New York, NY 10166-4193
Telephone: (212) 294-6700
Facsimile: (212) 294-4700

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value*	6,443,981	$2.98	$19,203,063	$2,260

*The shares of common stock being registered hereunder are being registered for resale by the selling stockholders named in the prospectus who were issued the shares in a private offering that was completed on June 21, 2005. The price of $2.98, which is the average of the high and low prices of the registrant’s common stock on the Nasdaq Stock Market on July 18, 2005, is set forth solely for the purpose of computing the registration fee pursuant to Rule 457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion.  Dated July 25, 2005.

PROSPECTUS

IPIX CORPORATION

6,443,981 SHARES

COMMON STOCK

This prospectus relates to 6,443,981 shares of common stock of IPIX Corporation, a Delaware corporation, that may be sold from time to time by the selling stockholders named in this prospectus in the section called “Selling Stockholders” beginning on page 9.  The selling stockholders may offer their shares through public or private transactions, in or off the over-the-counter market in the United States, at prevailing market prices, or at privately negotiated prices.  For details of how the selling stockholders may offer their shares of common stock, please see the section of this prospectus called “Plan of Distribution” on page 9.  All net proceeds from the sales of the shares of the common stock offered by this prospectus will go to the selling stockholders; we will not receive any proceeds from any such sales.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol “IPIX.”  On July 21, 2005, the last reported sale price for our common stock on the Nasdaq SmallCap Market was $3.08 per share.

THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK.  YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 5, IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

Section
Special Note on Forward-Looking Statements
Where You Can Find More Information
Incorporation of Certain Documents by Reference
Prospectus Summary
Our Company
Securities Offered
Risk Factors
Use of Proceeds
Selling Stockholders
Plan of Distribution
Legal Matters
Experts

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement.  We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus.  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus.  You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security.  These documents are not an offer to sell or a solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “IPIX,” the “Company,” “us,” “our,” “registrant,” or “we” refer to IPIX Corporation and its consolidated subsidiaries.

Special Note on Forward-Looking Statements

This prospectus and the documents and information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include the information concerning our possible or assumed future operating results, business strategies, financing plans, competitive position, industry environment, the anticipated impact on our business and financial results of recent and future acquisitions, the effects of competition, our ability to produce new products in a cost-effective manner and estimates relating to our industry.  Forward-looking statements may be identified by the use of words like “believes,” “intends,” “expects,” “may,” “will,” “should” or “anticipates,” or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties.

Actual results may differ materially from those expressed or implied by forward-looking statements for a number of reasons, including those appearing above in this prospectus under the heading “Risk Factors.” In addition, we base forward-looking statements on assumptions about future events, which may not prove to be accurate.  In light of these risks, uncertainties and assumptions, you should be aware that the forward-looking events described in this prospectus and the documents incorporated by reference in this prospectus may not occur.

Where You Can Find More Information

We file annual, quarterly and special reports, along with other information with the Securities and Exchange Commission (the “SEC” or the “Commission”).  You may read and copy any document we file at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  You can also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, DC 20549, or view and obtain copies of such documents from the SEC’s website at http://www.sec.gov.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” information in documents we file with them, which means that we can disclose important information to you by referring you to those documents.  The information we incorporate by reference is considered to be part of this prospectus and information that we file later with the SEC automatically will update and supersede such information.  We incorporate by reference the documents listed below and any future filings we make with SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering of the securities covered by this prospectus:

(1)	our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 31, 2005, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on May 2, 2005;

(2)	our Quarterly Report on Form 10-Q for the period ended March 31, 2005, filed with the SEC on May 10, 2005;

(3)	our Current Reports on Form 8-K filed with the SEC on January 18, 2005, January 31, 2005, February 9, 2005, February 17, 2005, April 4, 2005, April 26, 2005, May 20, 2005, and June 23, 2005;

(4)	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2005; and

(5)

the description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on June 14, 1999, including any amendment or report filed for the purpose of updating such description.

You may request a copy of any or all of the filings listed above and incorporated by reference into this prospectus (including exhibits to such filings), at no cost, upon written or oral request to our executive offices at the following address:

IPIX Corporation

12120 Sunset Hills Road, Suite 410

Reston, Virginia 20190

Attention:  Charles A. Crew

Telephone:  (703) 674-4100

Prospectus Summary

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you.  You should read the prospectus together with the more detailed information regarding our company and the shares being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes included elsewhere in, or incorporated by reference into, this prospectus.

Our Company

IPIX Corporation is a premium provider of immersive imaging products for government and commercial applications.  We combine experience, patented technology and strategic partnerships to deliver visual intelligence solutions worldwide. Our immersive, 360-degree imaging technology has been used to create high-resolution digital still photography and video products for surveillance, visual documentation and forensic analysis.

During 2004, the Company focused on realigning its core competencies with its strategic business goals.  The InfoMedia business unit, formerly responsible for the development, marketing, and sales of immersive photography products, was reintegrated into the company.  Still photography product teams now work closely with the video product teams leveraging mature development processes and expertise, and the sales and marketing of both product lines is a coordinated effort.  In markets where customers benefit from combined products (video and stills) in a single offering, this new structure allows us to do so seamlessly.

In addition to reintegrating the InfoMedia business unit, we sold the AdMission business unit, which developed and sold products to the online advertising market.  In accordance with FAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the assets and liabilities related to the AdMission business unit were classified as held for sale at December 31, 2004, and the operations of this business unit were considered discontinued operations.  Both the reintegration of the InfoMedia business unit and the sale of the AdMission business unit have provided clarity and focus for our internal operations and a more clear definition of our business to the marketplace.

We are in the process of shifting our business model from a software developer and value-added camera reseller to a visualization systems and solutions development company.  As we continue this shift, we must strategically reposition ourselves in the market from our current position as a point solution provider, to the position of a high-value systems solutions provider.  To that end, we are undertaking an aggressive business growth strategy to establish IPIX as the marketplace solution leader and technical innovator in the immersive image technology and visualization markets.  In order to quickly build our capabilities, solidify and strengthen our position in target markets, and achieve operational efficiencies, we plan to aggressively pursue select vertical and product merger and acquisition opportunities.

Our principal executive offices are located at 12120 Sunset Hills Road, Suite 410, Reston, Virginia 20190, and the telephone number at that location is (703) 674-4100.

Securities Offered

On June 21, 2005, we completed the sale of 4,149,376 shares of our common stock, additional investment rights to purchase another 248,963 shares of our common stock and warrants to purchase another 1,825,725 shares of our common stock, resulting in gross proceeds of approximately $10 million (prior to the exercise of any additional investment rights or warrants), in a private placement to accredited institutional investors.

Also on June 21, 2005, as part of a placement fee in connection with the private placement, we issued to Olympus Securities, LLC (“Olympus”), warrants  to purchase 207,469 shares of our common stock.  Pursuant to our agreement with Olympus, we are obligated to issue to Olympus additional warrants to purchase an amount of shares of common stock equal to 5% of the total number of shares issued upon the exercise of additional investment rights granted to investors in the private placement.

This prospectus relates to the resale from time to time of up to a total of 6,443,981 shares of our common stock by the selling stockholders, comprising:

•                  4,149,376 shares of our common stock issued on June 21, 2005;

•                  248,963 shares of our common stock, which remain eligible for resale, issuable upon exercise of additional investment rights issued on June 21, 2005;

•                  1,825,725 shares of our common stock, which remain eligible for resale, issuable upon exercise of warrants issued on June 21, 2005;

•                  207,469 shares of our common stock, which remain eligible for resale, issuable upon exercise of warrants issued to Olympus on June 21, 2005; and

•                  12,448 shares of our common stock, which remain eligible for resale, issuable upon exercise of warrants that may be issued to Olympus pursuant to the June 6, 2005, fee agreement.

For a description of the private placement of securities to the selling stockholders completed on June 21, 2005, as well as the warrants issued and issuable to Olympus Securities, LLC, as placement agent, please see our Current Report on Form 8-K filed on June 23, 2005.

Risk Factors

You should carefully consider and evaluate all of the information contained or incorporated by reference in this prospectus, including the following risk factors, before deciding to invest in our common stock.  Any of these risks could materially and adversely affect our business, financial condition and results of operations, which in turn could adversely affect the price our common stock.

Our limited operating history and recent changes in our customer base make it difficult to evaluate our business.

In early 2004, we launched several new products for video surveillance and immersive photography. Additionally, in February 2005, we sold our AdMission business unit. As a result, we have a limited operating history of the Company as it will operate in 2005 and upon which you can base an evaluation of our business and prospects. Our prospects must be considered in the light of the risks, uncertainties, expenses and difficulties frequently encountered by companies that have undertaken a substantial business restructuring.  To address these risks and uncertainties, we must, among other things:

•                  maintain and enhance our brand and expand our immersive product and service offerings;

•                  expand our customer base for all product offerings;

•                  attract, integrate, retain and motivate qualified personnel; and

•                  adapt to meet changes in our markets and competitive developments.

We may not be successful in accomplishing these objectives.

We have a history of losses, and we expect to continue to incur losses and may not achieve or maintain profitability.

The extent of our future losses and the timing of profitability are highly uncertain, and we may never achieve profitable operations. As of December 31, 2004, we had a total accumulated deficit of approximately $518 million.  Historically, our net sales have varied significantly. We will need to generate additional revenue to achieve profitability in the future.  If we are unable to achieve profitability or to maintain profitability if achieved, it may have a material adverse effect on our business and stock price and we may be unable to continue operations at the current levels, if at all. We cannot provide any assurances that we will generate additional revenues or achieve profitability.

Our independent registered public accounting firm’s 2004 report includes an explanatory paragraph that states that significant matters exist, including recurring loses and negative cash flows from operations, that raise substantial doubt about our ability to continue as a going concern.  Additional capital or strategic alternatives may be required for us to continue our operations.

If we are not successful in increasing our revenues or cutting costs, we may be required to reduce operations further or seek additional private equity financing or financing from other sources, or consider other strategic alternatives, including a possible merger, sale of assets or other business combination or restructuring transactions. There can be no assurances that additional financing or strategic alternatives will be obtainable on terms acceptable to us or that any additional financing would not be substantially dilutive to existing stockholders.  The holders of our Series B preferred stock have rights that are senior to those of the holders of our common stock in the event of the sale of our Company or in the event of our liquidation, dissolution or winding up.  We have included a “going concern” footnote in our audited financial statements for fiscal 2004.  Please see Note 3 of the Financial Statements section of our 2004 Annual Report on Form 10-K filed March 31, 2005.

Our operating results are highly dependent on the development of new products and technologies, and marketing them in order to generate revenue from new markets.

Our results are subject to risks related to our significant investment in developing and introducing new products and services. These risks include: (i) difficulties and delays in the development, production, testing and marketing of products and services; (ii) customer acceptance; (iii) the development of industry standards; (iv) the significant amount of resources we must devote to the development of new technology; and (v) the ability to differentiate our products or services and compete with other companies in the same markets.

We may not be able to develop and market new products and technologies and generate revenues. This could have a material adverse effect on our financial results.

Failure to manage expenses would prevent us from achieving profitability.

We may have to increase our operating expenses in order to increase our customer base, enhance our brand image and support our growing infrastructure.  In order for us to become profitable, we must increase our revenues and gross profit margins sufficiently to cover current and future operating expenses.  If we fail to do so, we may never achieve sustained profitability.

In response to the loss of revenues from our largest customer in the fourth quarter of 2003 and challenging market conditions, we initiated certain cost-reduction programs.  In late 2003, we reduced the number of employees in the business unit that previously supported our largest customer.  In February of 2005, we sold this business unit to AdMission Corporation as previously disclosed.  We continue to streamline our cost structure but recognize the need to increase some sales and marketing costs that directly benefit the sale of security products.  In order to be successful, we must replace this lost revenue.  If we fail to do so, we may be required to implement further cost reductions that could adversely affect our business.

We have attempted to reduce costs and simplify our product portfolios in all of our businesses.  We discontinued product lines, exited businesses, consolidated operations and reduced our employee population.  The impact of these cost-reduction efforts on our revenues and profitability may influence our ability to successfully complete these ongoing efforts; our ability to generate the level of cost savings we expect or that are necessary to enable us to effectively compete; the risk that we may not be able to retain key employees; our manufacturing capabilities; and the performance of other parties under outsourcing arrangements.

An important cost-reduction action is to outsource most of our network operations.  While we have business and risk management plans in place in case delivery, quality or capacity is significantly reduced or eliminated by a co-location facility, our current size does not allow us to have numerous alternative vendors; and, accordingly, our operations could be disrupted for extended periods of time. As a result, we could have difficulties performing our services and our revenues and operating result could be negatively impacted.

Another cost-reduction action has been to develop outsourcing arrangements for the design and/or manufacture of certain products and components.  If these third parties fail to deliver quality products and components on time and at reasonable prices, we could have difficulties fulfilling our orders and our revenues and operating results could be negatively impacted.

Our quarterly results may fluctuate, which could make financial forecasting difficult and increase volatility in our common stock.

Our revenues and operating results may vary significantly from quarter-to-quarter.  As a result, quarter-to-quarter comparisons of our revenues and operating results may not be meaningful.  In addition, due to our limited operating history and restructuring, it may be difficult to predict our future revenues and results of operations accurately.  It is likely that, in one or more future quarters, our operating results will fall below the expectations of investors.  If this happens, the trading price of our common stock is likely to be materially and adversely affected.

We are dependent on a few products.

We anticipate that most of our revenue growth in the future, if any, will come from our visual intelligence technologies within the commercial and government market segments.  We may not be able to successfully increase sales of our current product offering.  Additionally, our efforts to market new products and enhanced existing products may not be successful.  If we are unable to continue to develop our products or if we are not successful in marketing and selling our new products, our financial condition could be materially and adversely affected.

Our success depends on our ability to protect our intellectual property.

We rely on trademark, copyright and patent law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. If we are not successful in protecting our intellectual property, there could be a material adverse effect on our business.

While we believe that our issued patents and pending patent applications help to protect our business, there can be no assurance that:

•                  any patent can be successfully defended against challenges by third parties;

•                  pending patent applications will result in the issuance of patents;

•                  our competitors or potential competitors will not devise new methods of competing with us that are not covered by our patents or patent applications;

•                  new prior art will not be discovered which may diminish the value of or invalidate an issued patent; or

•                  a third party will not have or obtain one or more patents that prevent us from practicing features of our business or will require us to pay for a license to use those features.

Also, our patents, service marks or trademarks may be challenged and invalidated or circumvented.  In addition, we are exposed to infringement of our intellectual property in foreign markets because our intellectual property is protected under United States laws that may not extend to foreign uses.  We have been involved in litigation relating to the protection of intellectual property rights and could be involved in future litigation as third parties develop products that we believe infringe on our patents and other intellectual property rights.  We have experienced attempts to misappropriate our technology, and we expect those attempts may continue.  We have been involved in litigation in which our rights to technology have been challenged.  The cost of such litigation, or the determination against us in this type of lawsuit, could have a material adverse effect on our business.

If we lose key members of our personnel, our future success could be limited.

Our future success depends on our ability to attract and retain key management, engineering, technical and other personnel.  In addition, we must recruit additional qualified management, engineering, technical and marketing and sales and support personnel for our operations. Competition for this type of personnel is intense, and we may not be successful in attracting or retaining personnel.  We do not maintain key person life insurance for any of our personnel. The loss of the services of one or more members of our management group or other key employees or the inability to hire additional qualified personnel will limit our ability to grow our business.

Our success is dependent upon our ability to adapt to technological changes, and if we fail to do so, our offerings may become obsolete.

We compete in a market characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands.  These market characteristics are intensified by the emerging nature of the Internet and the multitude of companies offering Internet-based products and services.  Thus, our success depends on our ability to adapt to rapidly changing technologies, to adapt our offerings to evolving industry standards and to continually improve the performance, features and reliability of our offerings in response to competitive products and shifting demands of the marketplace.  In addition, widespread changes in Internet, networking or telecommunications technologies or other technological alterations could require substantial expenditures to modify our products, services or infrastructure.  Failure to adapt to new technology in any of these areas could have a material adverse effect on our business, results of operations and financial condition.

We may not be successful in expanding our business into international markets.

A part of our long-term strategy has been to expand into international markets. The success of any additional foreign operations will be substantially dependent upon our entering and succeeding in those markets, including through distributors, joint ventures or other indirect strategies.  We may experience difficulty in managing international operations as a result of competition, technical problems, distance, language or cultural differences.

As we manage our international efforts, we will be subject to a number of risks, including the following:

•                  failure of foreign countries to rapidly adopt the Internet, digital imaging or other required technologies;

•                  slower payment and collection of accounts receivable than in our domestic market; and

•                  political and economic instability.

We cannot assure you that we will be able to successfully market our products in foreign markets.

Conversion of Series B Preferred Stock into common stock and the payment of accrued dividends associated with such Preferred Stock could adversely affect stockholders.

The holders of our Series B preferred stock may at their election convert each share of preferred stock into approximately 9.2 shares of our registered common stock.  Accrued dividends on the preferred stock become due and payable upon such conversions.  The holder of the preferred stock may elect to receive the dividends in additional common stock or cash.  As a result, these conversions could require us to use available funds to finance dividends or dilute existing shareholders by introducing new common stock into the market.  As a result, our financial condition or the market price of our common stock could be adversely affected.

Our certificate of incorporation and bylaws contain anti-takeover provisions that may make it more difficult or expensive to acquire us in the future, which could negatively affect our stock price.

Our amended and restated certificate of incorporation and amended and restated bylaws and applicable provisions of Delaware law contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors.  In addition, in October of 2000, our board of directors approved a stockholder rights plan that has the effect of making an acquisition of us prohibitively expensive unless our board of directors approves of the acquisition.  The provisions of our certificate and bylaws and the Delaware General Corporation Law may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect our stock price.

Use of Proceeds

We will not receive any proceeds from the sale by any selling stockholder of the 6,443,981 shares of our common stock being offered in this prospectus.  All of the proceeds will be received by the selling stockholders.  If rights or warrants that were issued to the selling stockholders to purchase 2,294,605 shares of our common stock are exercised, we will receive estimated proceeds of approximately $6,961,947 million from the selling stockholders.  All such proceeds would be used for general corporate purposes including working capital.

Selling Stockholders

This prospectus relates to the resale from time to time of up to a total of 6,443,981 shares of our common stock by the selling stockholders, comprising:

•                  4,149,376 shares of our common stock issued on June 21, 2005;

•                  248,963 shares of our common stock, which remain eligible for resale, issuable upon exercise of additional investment rights issued on June 21, 2005;

•                  1,825,725 shares of our common stock, which remain eligible for resale, issuable upon exercise of warrants issued on June 21, 2005;

•                  207,469 shares of our common stock, which remain eligible for resale, issuable upon exercise of warrants issued to Olympus on June 21, 2005; and

•                  12,448 shares of our common stock, which remain eligible for resale, issuable upon exercise of warrants that may be issued to Olympus pursuant to the June 6, 2005, fee agreement.

The following table sets forth, as of July 15, 2005 (unless otherwise indicated below): (1) the name of each selling stockholder, (2) the number and percentage of shares of our common stock owned by each selling stockholder, including the number of shares purchasable upon exercise of additional investment rights and warrants, (3) the number of shares of common stock registered for sale by this prospectus by each stockholder and (4) the number and percentage of shares of our common stock that each selling stockholder would own if it sold all its shares registered by this prospectus.

None of the selling stockholders within the past three years has had any material relationship with us or any of our affiliates.  Olympus Securities, LLC is a registered broker-dealer.

			Number of
			Shares of
	Shares of Common		Common	Shares of Common Stock
	Stock Owned Prior to		Stock	Owned
	the Offering		Registered for	After the Offering (3)
Name of Selling Stockholder	Number	Percentage	Sale Hereby	Number	Percentage
	(1)	(2)
Iroquois Master Fund, Ltd. (4)	1,307,053	4.84%	1,307,053	0		*
Truk International Fund, LP (5)	26,141	0.10%	26,141	0		*
Truk Opportunity Fund, LLC (6)	409,544	1.53%	409,544	0		*
GSSF Master Fund, LP	311,203	1.17%	311,203	0		*
Gryphon Master Fund, L.P.	311,203	1.17%	311,203	0		*
SRG Capital, LLC(7)	155,601	0.58%	155,601	0		*
Good Steward Trading Company SPC	13,950	0.05%	13,950	0		*
Anno, LP	12,150	0.05%	12,150	0		*
Shoshone Partners, LP	185,700	0.70%	185,700	0		*
Common Fund Hedged Equity Co.	48,750	0.18%	48,750	0		*
Matterhorn Offshore Fund Ltd.	394,200	1.48%	394,200	0		*
Knott Partners, LP	387,750	1.45%	387,750	0		*
Bluegrass Growth Fund, LP	165,420	0.62%	165,420	0		*
Bluegrass Growth Fund, Ltd.	165,420	0.62%	165,420	0		*
Horizon Offshore Ltd.	9,000	0.03%	9,000	0		*
Mission Partners L.P.	118,500	0.45%	118,500	0		*
Liberty Nominees Ltd.	22,500	0.08%	22,500	0		*
Barrington Investors, L.P.	255,000	0.96%	255,000	0		*
Barrington Partners	120,000	0.45%	120,000	0		*
Nite Capital, LP (8)	311,203	1.17%	311,203	0		*
Bonanza Master Fund Ltd.	622,406	2.32%	622,406	0		*
Crescent International Ltd.(9)	248,963	0.93%	248,963	0		*
Omicron Master Trust (10)	622,407	2.32%	622,407	0		*
Olympus Securites, LLC	219,917	0.82%	219,917	0		*

* Less than 1%.

(1) Includes shares of common stock and all shares of common stock issuable upon the exercise of additional investment rights or warrants held by the selling stockholder (including shares that are issuable upon the exercise of warrants that are not exercisable within 60 days).

(2) This percentage is calculated using as the numerator, the number of shares of common stock included in the prior column and as the denominator, 26,588,363 shares of common stock outstanding as of July 15, 2005, plus the number of shares of common stock issuable upon the exercise of additional investment rights or warrants held by the selling stockholder that are included in the prior column.

(3) Because the selling stockholders may choose not to sell any of the shares offered by this prospectus, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares that any of the selling stockholders will hold after completion of this offering. For purposes of this table, we have assumed that each of the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of this offering.

(4) Joshua Silverman has voting and investment control over the securities held by Iroquois Master Fund Ltd.  Mr. Silverman disclaims beneficial ownership of such shares.

(5) Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk International Fund, LP, exercise investment and voting control over the securities owned by Truk International Fund, LP.  Both
Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk International Fund, LP.

(6)Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund, LLC.  Both
Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.

(7) Edwin Mecabe and Tai May Lee jointly have voting and dispositive power over the securities held by SRG Capital, LLC.
Edwin Mecabe and Tai May Lee disclaim beneficial ownership in these securities.

(8) Keith Goodman, Manager of the General Partner of Nite Capital, LP exercises investment and voting control over the shares owned by Nite Capital, LP.  Mr. Goodman disclaims beneficial ownership of the securities owned by Nite Capital, LP.

(9) Mel Craw and Maxi Brezzi, in their capacity as managers of GreenLight (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd.  Messrs. Craw and Brezzi disclaim beneficial ownership of such shares.

(10) Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”).  Omicron Capital Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron.  By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron.  Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock.  Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of July 15, 2005, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OIC regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron.  By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron.  Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority.  No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended.  Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 934, as amended, or of any other person named in this prospectus as a selling stockholder.  No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation
13D-G) controls Omicron and Winchester.

Plan of Distribution

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales after this registration statement becomes effective;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule
424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Each of the selling stockholders acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

Legal Matters

The validity of the issuance of the shares offered in this prospectus will be passed upon for us by Winston & Strawn LLP.

Experts

The consolidated financial statements and the related consolidated financial statement schedule appearing in our Annual Report on Form 10-K for the year ended December 31, 2004 and our management’s assessment of the effectiveness of internal control over financial reporting appearing in Form 10-K/A for the year ended December 31, 2004 have been audited by Armanino McKenna LLP, independent registered public accounting firm, as set forth in their reports dated March 30, 2005 (which contains an explanatory paragraph referring to the uncertainty of the Company’s ability to continue as a going concern as described in Note 3 to the consolidated financial statements) and April 27, 2005, respectively, which are incorporated by reference in this Form S-3. Such consolidated financial statements and related consolidated financial statement schedule and management’s assessment are incorporated by reference in this prospectus in reliance upon such reports given on the authority of Armanino McKenna LLP as experts in accounting and auditing.

The financial statements as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 3 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses  payable by the Registrant in  connection  with this  offering,  other than  underwriting  commissions  and discounts, all of which are estimated except for the SEC registration fee.

Item	Amount
SEC registration fee	$2,260
Legal fees and expenses	35,000
Accounting fees and expenses	15,000
Printing fees	2,000
Miscellaneous expenses	7,500
Total	$61,760

The selling stockholders will pay none of the expenses incident to the registration of the selling stockholders’ shares, except for any selling discounts or commissions paid to brokers or dealers engaged by the selling stockholders.

Item 15.   Indemnification of Directors and Officers.

Under Section 145 of the General  Corporation  Law of the State of Delaware,  we can indemnify our directors and officers  against  liabilities they may incur in such  capacities,  including  liabilities  under the  Securities Act of 1933, as amended.  Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders.

This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional  misconduct  or knowing violations of the law, for actions leading to improper personal  benefit to the director,  and for payment of  dividends  or approval  of stock  repurchases  or redemptions  that are unlawful  under  Delaware law. The provision also does not affect a director’s  responsibilities  under any other law,  such as the federal securities laws or state or federal environmental laws.

Our bylaws  provide  for the  indemnification  of our  directors  to the fullest extent  permitted by the Delaware  General  Corporation  Law. Our bylaws further provide  that our  Board of  Directors  has sole  discretion  to  indemnify  our officers and other employees. We may limit the extent of such indemnification by individual  contracts  with our directors and executive  officers,  but have not done so. We are not,  however,  required to indemnify  any director or executive officer in  connection  with any  proceeding  initiated  by us and approved by a majority of our Board of Directors,  that alleges (a) unlawful  misappropriation of corporate assets, (b) disclosure of confidential information or (c) any other willful  breach  of  such  director  or  executive  officer’s  duty to us or our stockholders.  We are required to advance, prior to the final disposition of any proceeding,  promptly  on request,  all  expenses  incurred  by any  director or executive   officer  in  connection  with  that  proceeding  on  receipt  of  an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined  ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

We also have directors’ and officers’ liability insurance.

Item 16.   Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File No. 333-80639)).
3.1(a)	Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Form S-1 as filed with the Commission on March 17, 2000).
3.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Form 10-Q as filed with the Commission on November 14, 2000).
3.3	Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated herein by reference to Form 8-A as filed with the Commission on November 2, 2000).
3.3	Amended Certificate of Designations of Series B Preferred Stock (incorporated herein by reference to Form 8-K as filed with the Commission on October 3, 2001).
4.1	Form of certificate representing the common stock, $.001 par value per share of IPIX Corporation (incorporated herein by reference to Form 10-K as filed with the Commission on March 29, 2000).
4.2	Rights Agreement dated October 31, 2000 between IPIX Corporation and EquiServe (incorporated herein by reference to Form 8-A as filed with the Commission on November 2, 2000).
4.3

Registration Rights Agreement dated May 14, 2001 between IPIX Corporation and Image Investors Portfolio, a separate series of Memphis Angels, LLC (incorporated herein by reference to Form 8-K as filed with the Commission on May 29, 2001).

4.4

Form of Additional Investment Right dated as of April 4, 2004, by and between the Registrant and Vertical Ventures, LLC, Alexandra Global Master Fund Ltd, Cranshire Capital, L.P., Iroquois Capital, L.P. and Omicron Master Trust (incorporated herein by reference to Form 8-K as filed with the Commission on April 7, 2004).

4.5

Form of Additional Investment Right and Warrant dated as of June 2005 by and between the Registrant and certain Purchasers identified therein (incorporated herein by reference to Form 8-K as filed with the Commission on June 23, 2005).

5.1#	Opinion of Winston & Strawn LLP regarding validity of securities
10.1*	Employment Agreement dated July 1, 2001, between IPIX Corporation and Donald W. Strickland (incorporated herein by reference to Form 10-Q as filed with the Commission on August 14, 2001).
10.2*	Employment Agreement dated July 1, 2001, between IPIX Corporation and Paul A. Farmer (incorporated herein by reference to Form 10-Q as filed with the Commission on August 14, 2001).
10.3*	Employment Agreement dated July 1, 2001 between IPIX Corporation and Sarah Pate (incorporated herein by reference to Form 10-K as filed with the Commission on March 31, 2003).
10.4	Reserved
10.5	Amended and Restated IPIX Corporation 2001 Equity Incentive Plan (incorporated herein by reference to Form S-8 as filed with the Commission on January 16, 2002).
10.6	Amended and Restated 1997 Equity Compensation Plan (incorporated herein by reference to Form S-4 as declared effective on December 16, 1999 (File No. 91139).
10.7	Amended and Restated 1998 Employee, Director and Consultant Stock Plan (incorporated herein by reference to Form S-4 as declared effective on December 16, 1999 (File No. 91139)).

10.8	1999 Employee Stock Purchase Plan (incorporated herein by reference to Form S-4 as declared effective on December 16, 1999 (File No. 91139)).
10.9	2000 Equity Incentive Plan (incorporated herein by reference to Form S-8 as declared effective on June 27, 2000 (File No. 333-40160).
10.10	PictureWorks Technology, Inc. 1994 Stock Option Plan (incorporated herein by reference to Form S-8 as declared effective on May 2, 2000 (File No. 333-36068))
10.11	PictureWorks Technology, Inc. 1996 Stock Option Plan (incorporated herein by reference to Form S-8 as declared effective on May 2, 2000 (File No. 333-36068))
10.12	PictureWorks Technology, Inc. 1997 Stock Option Plan (incorporated herein by reference to Form S-8 as declared effective on May 2, 2000 (File No. 333-36068))
10.13

Form of Indemnification Agreement between the Registrant and each of its directors and officers (incorporated herein by reference to Form S-1 as declared effective on August 25, 1999 (File No. 333-80639)).

10.14	Acquisition Agreement dated January 12, 2001 between IPIX Corporation and Homestore Virtual Tours, Inc. (incorporated herein by reference to Form 8-K as filed with the Commission on January 29, 2001).
10.15**	License Agreement dated January 12, 2001 between IPIX Corporation and Homestore Virtual Tours, Inc. (incorporated herein by reference to Form 10-K as filed with the Commission on April 2, 2001).
10.16**

Visual Content Service Agreement, as amended, between IPIX Corporation and eBay Inc. (incorporated herein by reference to Form 10-Q filed with the Commission on October 31, 2001) as amended by Amendment #3 dated June 27, 2003 (incorporated herein by reference to Form 8-K filed with the Commission on June 30, 2003).

10.17	Purchase Agreement between IPIX Corporation and eBay Inc. dated September 26, 2001 (incorporated herein by reference to Form 10-Q filed with the Commission on October 31, 2001).
10.18	Master Lease Agreement between IPIX Corporation and eBay Inc. dated September 26, 2001 (incorporated herein by reference to Form 10-Q filed with the Commission on October 31, 2001).
10.19	Purchase Agreement between IPIX Corporation and eBay Inc. dated December 1, 2001(incorporated herein by reference to Form 10-K filed with the Commission on March 29, 2002).
10.20	Purchase Agreement No. 3 between IPIX Corporation and eBay Inc. dated May 31, 2002 (incorporated herein by reference to Form 10-Q filed with the Commission on August 13, 2002).
10.21

Securities Purchase Agreement dated as of April 4, 2004 by and between IPIX Corporation and Vertical Ventures, LLC, Alexandra Global Master Fund Ltd, Cranshire Capital, L.P., Iroquois Capital, L.P. and Omicron Master Trust (incorporated herein by reference to Form 8-K as filed with the Commission on April 7, 2004).

14.1	Code of Ethics for Chief Executive Officer and Senior Financial Officers (incorporated herein by reference to Form 10-K filed with the Commission on March 30, 2004)
14.2	Code of Business Conduct and Ethics (incorporated herein by reference to Form 10-K filed with the Commission on March 30, 2004)
21.1	Subsidiaries of the Registrant (incorporated herein by reference to Form 10-K filed with the Commission on March 30, 2004).
23.1#	Consent of Armanino McKenna LLP
23.2#	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Winston & Strawn LLP (contained in Exhibit 5.1)
24.1#	Power of Attorney (included on signature page)

*	Executive Compensation Plan or Agreement
**	Portions of the exhibit have been omitted pursuant to a request for confidential treatment.
#	Filed herewith

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel in the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4)or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reston, Virginia, on July 22, 2005.

IPIX CORPORATION

By:	/s/ Charles A. Crew
Charles A. Crew
Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of IPIX Corporation, do hereby severally constitute and appoint Clara M. Conti and Charles A. Crew, and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including any post-effective amendments), and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby, ratifying and confirming that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Clara M. Conti	Chief Executive Officer and
Clara M. Conti	Director (Principal Executive	July 22, 2005
Officer)

/s/ Charles A. Crew	Executive Vice President and Chief
Charles A. Crew	Financial Officer (Principal	July 22, 2005
Financial and Accounting Officer)

/s/ Michael D. Easterly	Director	July 22, 2005
Michael D. Easterly

/s/ Laban P. Jackson, Jr.	Director	July 22, 2005
Laban P. Jackson, Jr.

/s/ Andrew P. Seamons	Director	July 22, 2005
Andrew P. Seamons

/s/ David M. Wilds	Director	July 22, 2005
David M. Wilds

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Winston & Strawn LLP regarding validity of securities
23.1	Consent of Armanino McKenna LLP
23.2	Consent of PricewaterhouseCoopers LLP